Exhibit 99.1
Press Release

Information for Investors:	Information for Media:

Steve Eagerton	Michelle Kersch
Black Knight	Black Knight
904.854.3683	904.854.5043
steven.eagerton@bkfs.com	michelle.kersch@bkfs.com

Black Knight Reports Second Quarter 2020 Financial Results

•	Revenues of $293.1 million

•	Adjusted Revenues of $293.3 million

•	Net earnings of $39.1 million, or $0.26 per diluted share

•	Adjusted Net Earnings of $78.3 million, or $0.52 per diluted share

•	Adjusted EBITDA of $147.3 million

JACKSONVILLE, Fla. - August 10, 2020 - Black Knight, Inc. (NYSE: BKI), a leading provider of software, data and analytics solutions to the mortgage and consumer loan, real estate and capital markets verticals, today announced unaudited financial results for the second quarter and six months ended June 30, 2020.

Revenues for the second quarter of 2020 decreased 1% to $293.1 million compared to $294.9 million in the prior year quarter. Earnings before equity in losses of unconsolidated affiliates increased 44% to $65.1 million compared to $45.3 million in the prior year quarter, including a gain recognized related to the resolution of a legacy legal matter. Net earnings for the second quarter of 2020 increased 20% to $39.1 million compared to $32.6 million in the prior year quarter. Diluted EPS increased 18% to $0.26 compared to $0.22 in the prior year quarter. For the second quarter of 2020, the effect of our investment in Star Parent, L.P., the parent of Dun & Bradstreet Holdings, Inc. (the "D&B Investment") was a reduction in Net earnings of $31.0 million, or $0.21 per diluted share, compared to a reduction of Net earnings of $12.7 million, or $0.09 per diluted share, in the prior year quarter, primarily due to the effect of their purchase accounting adjustments and other non-operating charges. Net earnings margin was 13.3% compared to 11.1% in the prior year quarter.

Adjusted Revenues for the second quarter of 2020 decreased 0.6% to $293.3 million compared to $295.1 million in the prior year quarter. Adjusted Net Earnings for the second quarter of 2020 increased 7% to $78.3 million compared to $73.1 million in the prior year quarter, reflecting lower interest expense and a lower tax rate. Adjusted EPS for the second quarter of 2020 increased 6% to $0.52 per diluted share compared to $0.49 per diluted share in the prior year quarter.

Adjusted EBITDA for the second quarter of 2020 decreased 0.4% to $147.3 million compared to $147.9 million in the prior year quarter. Adjusted EBITDA Margin was 50.2% compared to 50.1% in the prior year quarter.

Black Knight Chairman Bill Foley said, "Our second quarter results exceeded our expectations and demonstrate the strength of our business against known headwinds from the COVID-19 pandemic. In spite of these headwinds, we find ourselves uniquely positioned to deliver innovative solutions our markets need and demand.”

“We are pleased with the underlying performance of the business in these unprecedented times. These results illustrate the resilience of our business and our ability to manage effectively in any environment,” said Black Knight Chief Executive Officer Anthony Jabbour. "The fundamentals of our business remain strong, and we are excited by the positive momentum across the enterprise. We remain focused on providing exceptional service to our clients, winning market share and delivering innovative solutions to create sustainable, long-term shareholder value."

Jabbour continued, "We are excited by the recently announced acquisition of Optimal Blue, which will add industry-leading product, pricing and eligibility capabilities to our already robust set of solutions and enhance our already comprehensive data and analytics capabilities. We believe they are an excellent strategic and cultural fit, and will enable Black Knight to deliver even greater value to our clients. We look forward to Optimal Blue and its employees joining the Black Knight family.”

Revenues for the six months ended June 30, 2020 increased 1% to $583.8 million compared to $578.0 million in the 2019 period. Earnings before equity in losses of unconsolidated affiliates increased 30% to $109.6 million compared to $84.6 million in the 2019 period. Net earnings for the six months ended June 30, 2020 increased 52% to $89.2 million compared to $58.6 million in the 2019 period. Diluted EPS increased 54% to $0.60 compared to $0.39 in the 2019 period. For the six months ended June 30, 2020, the effect of our D&B Investment was a reduction in Net earnings of $25.4 million, or $0.17 per diluted share, compared to a reduction of Net earnings of $26.0 million, or $0.18 per diluted share, in the 2019 period. Net earnings margin was 15.3% compared to 10.1% in the 2019 period.

Adjusted Revenues for the six months ended June 30, 2020 increased 1% to $584.1 million compared to $578.3 million in the 2019 period. Adjusted Net Earnings for the six months ended June 30, 2020 increased 6% to $147.7 million compared to $139.0 million in the 2019 period. Adjusted EPS for the six months ended June 30, 2020 increased 5% to $0.99 per diluted share compared to $0.94 per diluted share in the 2019 period.

Adjusted EBITDA for the six months ended June 30, 2020 increased 1% to $287.4 million compared to $285.0 million in the 2019 period. Adjusted EBITDA Margin was 49.2% compared to 49.3% in the 2019 period.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted EPS and Adjusted EBITDA to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort. For the same reasons, Black Knight is unable to address the probable significance of the information.

Segment Information

Software Solutions

Revenues for the second quarter of 2020 decreased 4% to $245.1 million compared to $255.4 million in the prior year quarter. EBITDA decreased 5% to $146.2 million compared to $153.9 million, with an EBITDA margin of 59.6% compared to 60.3% in the prior year quarter.

Revenues for the six months ended June 30, 2020 decreased 2% to $489.8 million compared to $498.9 million in the 2019 period. EBITDA decreased 3% to $285.6 million compared to $294.6 million, with an EBITDA margin of 58.3% compared to 59.0% in the 2019 period.

Data and Analytics

Revenues for the second quarter of 2020 increased 21% to $48.2 million compared to $39.7 million in the prior year quarter. EBITDA increased 71% to $16.1 million compared to $9.4 million, with an EBITDA margin of 33.4%, an increase of 970 basis points compared to the prior year quarter.

Revenues for the six months ended June 30, 2020 increased 19% to $94.3 million compared to $79.4 million in the 2019 period. EBITDA increased 59% to $30.7 million compared to $19.3 million, with an EBITDA margin of 32.6%, an increase of 830 basis points compared to the 2019 period.

Balance Sheet

As of June 30, 2020, we had cash of $228.2 million and debt of $1,195.8 million. As of June 30, 2020, we had available capacity of $750.0 million on our revolving credit facility.

D&B Investment

On July 6, 2020, Dun & Bradstreet Holdings, Inc. ("DNB") closed its previously announced initial public offering of 90.0 million shares of common stock, which included 11.7 million shares of common stock issued pursuant to the exercise by the underwriters of their option to purchase additional shares in full (the "DNB IPO"). The DNB IPO was priced at $22.00 per share, resulting in gross proceeds to DNB of $2.4 billion when combined with $400.0 million of aggregate proceeds from a concurrent private placement offering (the "DNB Private Placement") and before deducting underwriting discounts and commissions and other offering expenses payable by DNB. Shares of DNB common stock began trading on the New York Stock Exchange ("NYSE") under the ticker symbol "DNB" on July 1, 2020.

On July 6, 2020, we invested $100.0 million in the DNB Private Placement. In connection with the closing of the DNB IPO and the DNB Private Placement, our limited partner interests in Star Parent were exchanged for shares of DNB common stock. Subsequent to the DNB IPO and the DNB Private Placement, we have invested an aggregate of $492.6 million and we own approximately 54.8 million shares of DNB common stock, which represents a fair value of approximately $1.4 billion based on the July 2020 average closing prices.

Optimal Blue

On July 27, 2020, Black Knight announced it had entered into a definitive equity purchase agreement with affiliates of private equity firm GTCR, LLC, to purchase Optimal Blue, LLC ("Optimal Blue"), a leading provider of secondary market solutions and actionable data services, for an enterprise value of $1.8 billion, subject to customary purchase price adjustments. In connection with the acquisition, Black Knight will combine its Compass Analytics business with Optimal Blue in a newly formed entity with minority co-investors Cannae Holdings, Inc. (“Cannae”) and Thomas H. Lee Partners, L.P. (“THL”). Black Knight will own approximately 60% of the new entity. The transaction is subject to regulatory approval and satisfaction of other customary closing conditions, and expected to close in the third quarter of 2020. The acquisition is being funded with cash on hand, debt financing and equity contributions from Cannae and THL.

Business Outlook

Note that guidance is provided for Black Knight on a standalone basis. Black Knight intends to provide an update on the overall financial profile and outlook for the combined company at or around the time of closing of the Optimal Blue acquisition. Black Knight's updated full year 2020 outlook is as follows:

•	Revenues and Adjusted Revenues are expected to be in the range of $1,170 million to $1,184 million.

•	Adjusted EPS is expected to be in the range of $1.94 to $1.99.

•	Adjusted EBITDA is expected to be in the range of $572 million to $583 million.

The foregoing forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the second quarter 2020 financial results on August 10, 2020, at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 11:30 a.m. ET on August 10, 2020, through August 17, 2020, by dialing (844) 512-2921, or for international callers (412) 317-6671. The replay passcode will be 13707165.

The call will also be webcast live from Black Knight's investor relations website at https://investor.blackknightinc.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight
Black Knight (NYSE: BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.
As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures, including Adjusted Revenues, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted EPS. These are important financial measures for us, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider them useful in measuring our ability to meet our debt service obligations. By disclosing these non-GAAP financial measures, we believe we offer investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates the company.
These non-GAAP financial measures are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to revenues, net earnings, net earnings per share, net earnings margin or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Revenues, EBITDA and EBITDA margin for the Software Solutions and Data and Analytics segments are presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's ("SEC") Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	Depreciation and amortization;

•	Impairment charges;

•	Interest expense, net;

•	Income tax expense;

•	Other (income) expense, net;

•	Equity in (earnings) losses of unconsolidated affiliates, net of tax;

•	(Gains) losses on sale of investments in unconsolidated affiliate, net of tax;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements; and

•	costs associated with expense reduction initiatives.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to:

•	equity in (earnings) losses of unconsolidated affiliates, net of tax;

•	(gains) losses on sale of investments in unconsolidated affiliate, net of tax;

•
the net incremental depreciation and amortization adjustments associated with the application of purchase accounting, primarily related to the Fidelity National Financial, Inc. acquisition of a predecessor of Black Knight in January 2014;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including certain related payroll taxes;

•	costs associated with debt and/or equity offerings;

•	acquisition-related costs, including costs pursuant to purchase agreements;

•	costs associated with expense reduction initiatives;

•	costs and settlement (gains) losses associated with significant legal matters; and

•	adjustment for income tax expense primarily related to the tax effect of the non-GAAP adjustments.

Adjusted EPS - Adjusted EPS is calculated by dividing Adjusted Net Earnings by the diluted weighted average shares of common stock outstanding.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	satisfaction of the conditions to closing the acquisition of Optimal Blue and consummate the transaction, including the receipt of regulatory approvals;

•	our ability to obtain debt financing to finance the acquisition of Optimal Blue on reasonable terms;

•
changes in general economic, business, regulatory and political conditions, including those resulting from pandemics such as COVID-19, particularly as they affect foreclosures and the mortgage industry;

•	the outbreak of COVID-19 and measures to reduce its spread, including the effect of governmental or voluntary actions such as business shutdowns and stay-at-home orders;

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our clients;

•	changes to the laws, rules and regulations that affect our and our clients’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace or to achieve our growth strategies;

•	our ability to protect our proprietary software and information rights;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	risks associated with the availability of data;

•	the effects of our existing leverage on our ability to make acquisitions and invest in our business;

•	our ability to successfully integrate strategic acquisitions;

•	risks associated with our investment in DNB; and

•
other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the SEC.

BLACK KNIGHT, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$228.2	$15.4
Trade receivables, net	172.7	175.1
Prepaid expenses and other current assets	79.5	64.8
Receivables from related parties	0.3	0.2
Total current assets	480.7	255.5
Property and equipment, net	169.5	176.9
Computer software, net	424.3	406.0
Other intangible assets, net	141.5	150.0
Goodwill	2,385.8	2,361.4
Investments in unconsolidated affiliates	259.9	294.9
Deferred contract costs, net	167.7	159.3
Other non-current assets	162.8	158.8
Total assets	$4,192.2	$3,962.8
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$75.2	$65.3
Accrued compensation and benefits	59.7	65.5
Current portion of debt	80.0	79.1
Deferred revenues	47.3	50.9
Total current liabilities	262.2	260.8
Deferred revenues	101.5	98.0
Deferred income taxes	171.5	185.3
Long-term debt, net of current portion	1,115.8	1,465.1
Other non-current liabilities	88.0	55.1
Total liabilities	1,739.0	2,064.3
Equity:
Additional paid-in capital	2,055.9	1,586.8
Retained earnings	582.3	490.6
Accumulated other comprehensive loss	(41.9)	(20.2)
Treasury stock, at cost	(143.1)	(158.7)
Total equity	2,453.2	1,898.5
Total liabilities and equity	$4,192.2	$3,962.8

BLACK KNIGHT, INC.
Condensed Consolidated Statements of Earnings
(In millions, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues	$293.1	$294.9	$583.8	$578.0
Expenses:
Operating expenses	155.5	159.4	317.9	319.4
Depreciation and amortization	58.6	57.5	116.3	114.4
Transition and integration costs	2.5	1.0	4.9	1.9
Total expenses	216.6	217.9	439.1	435.7
Operating income	76.5	77.0	144.7	142.3
Other income and expense:
Interest expense, net	(13.0)	(16.7)	(27.7)	(31.7)
Other income (expense), net	18.8	(0.5)	18.0	(0.8)
Total other income (expense), net	5.8	(17.2)	(9.7)	(32.5)
Earnings before income taxes and equity in losses of unconsolidated affiliates	82.3	59.8	135.0	109.8
Income tax expense	17.2	14.5	25.4	25.2
Earnings before equity in losses of unconsolidated affiliates	65.1	45.3	109.6	84.6
Equity in losses of unconsolidated affiliates, net of tax	(26.0)	(12.7)	(20.4)	(26.0)
Net earnings	$39.1	$32.6	$89.2	$58.6

Net earnings per share:
Basic	$0.26	$0.22	$0.60	$0.40
Diluted (1)	$0.26	$0.22	$0.60	$0.39
Weighted average shares of common stock outstanding:
Basic	149.2	147.7	148.6	147.6
Diluted (1)	150.0	148.5	149.3	148.4
______________

(1)	For the periods presented, potentially dilutive securities include unvested restricted stock awards.

BLACK KNIGHT, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$89.2	$58.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	116.3	114.4
Amortization of debt issuance costs and original issue discount	1.4	1.4
Deferred income taxes, net	0.9	1.0
Equity in losses of unconsolidated affiliates, net of tax	20.4	26.0
Equity-based compensation	20.2	25.4
Changes in assets and liabilities, net of acquired assets and liabilities:
Trade and other receivables, including receivables from related parties	6.6	0.7
Prepaid expenses and other assets	(14.0)	(10.5)
Deferred contract costs	(26.0)	(20.9)
Deferred revenues	(10.2)	(11.3)
Trade accounts payable and other liabilities	(9.5)	(56.7)
Net cash provided by operating activities	195.3	128.1
Cash flows from investing activities:
Additions to property and equipment	(12.6)	(4.8)
Additions to computer software	(38.2)	(40.6)
Business acquisition, net of cash acquired	(50.4)	—
Investments in unconsolidated affiliate	—	(375.0)
Proceeds from sale of investment in unconsolidated affiliate	8.4	—
Asset acquisition	(15.0)	—
Net cash used in investing activities	(107.8)	(420.4)
Cash flows from financing activities:
Net proceeds from issuance of common stock, before offering expenses	484.6	—
Costs directly associated with issuance of common stock	(0.4)	—
Revolver borrowings	266.6	611.8
Revolver payments	(576.6)	(290.8)
Term loan payments	(23.4)	(15.6)
Purchases of treasury stock	—	(11.9)
Finance lease payments	(5.8)	—
Tax withholding payments for restricted share vesting	(19.7)	(12.2)
Net cash provided by financing activities	125.3	281.3
Net increase (decrease) in cash and cash equivalents	212.8	(11.0)
Cash and cash equivalents, beginning of period	15.4	20.3
Cash and cash equivalents, end of period	$228.2	$9.3
Supplemental cash flow information:
Interest paid, net	$(26.1)	$(29.4)
Income taxes paid, net	$(5.4)	$(27.7)

BLACK KNIGHT, INC.
Segment Information
(In millions)
(Unaudited)

	Three months ended June 30, 2020
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$245.1	$48.2	$(0.2)	(1)	$293.1
Expenses:
Operating expenses	98.9	32.1	24.5	(2)	155.5
Transition and integration costs	—	—	2.5	(3)	2.5
EBITDA	146.2	16.1	(27.2)		135.1
Depreciation and amortization	30.2	3.8	24.6	(4)	58.6
Operating income (loss)	116.0	12.3	(51.8)		76.5
Interest expense, net					(13.0)
Other income, net					18.8
Earnings before income taxes and equity in losses of unconsolidated affiliates					82.3
Income tax expense					17.2
Earnings before equity in losses of unconsolidated affiliates					65.1
Equity in losses of unconsolidated affiliates, net of tax					(26.0)
Net earnings					$39.1

	Three months ended June 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$255.4	$39.7	$(0.2)	(1)	$294.9
Expenses:
Operating expenses	101.5	30.3	27.6	(2)	159.4
Transition and integration costs	—	—	1.0	(3)	1.0
EBITDA	153.9	9.4	(28.8)		134.5
Depreciation and amortization	30.1	3.9	23.5	(4)	57.5
Operating income (loss)	123.8	5.5	(52.3)		77.0
Interest expense, net					(16.7)
Other expense, net					(0.5)
Earnings before income taxes and equity in losses of unconsolidated affiliates					59.8
Income tax expense					14.5
Earnings before equity in losses of unconsolidated affiliates					45.3
Equity in losses of unconsolidated affiliates, net of tax					(12.7)
Net earnings					$32.6

BLACK KNIGHT, INC.
Segment Information
(In millions)
(Unaudited)

	Six months ended June 30, 2020
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$489.8	$94.3	$(0.3)	(1)	$583.8
Expenses:
Operating expenses	204.2	63.6	50.1	(2)	317.9
Transition and integration costs	—	—	4.9	(5)	4.9
EBITDA	285.6	30.7	(55.3)		261.0
Depreciation and amortization	60.5	7.8	48.0	(4)	116.3
Operating income (loss)	225.1	22.9	(103.3)		144.7
Interest expense, net					(27.7)
Other income, net					18.0
Earnings before income taxes and equity in losses of unconsolidated affiliates					135.0
Income tax expense					25.4
Earnings before equity in losses of unconsolidated affiliates					109.6
Equity in losses of unconsolidated affiliates, net of tax					(20.4)
Net earnings					$89.2

	Six months ended June 30, 2019
	Software Solutions	Data and Analytics	Corporate and Other		Total
Revenues	$498.9	$79.4	$(0.3)	(1)	$578.0
Expenses:
Operating expenses	204.3	60.1	55.0	(2)	319.4
Transition and integration costs	—	—	1.9	(3)	1.9
EBITDA	294.6	19.3	(57.2)		256.7
Depreciation and amortization	60.0	7.7	46.7	(4)	114.4
Operating income (loss)	234.6	11.6	(103.9)		142.3
Interest expense, net					(31.7)
Other expense, net					(0.8)
Earnings before income taxes and equity in losses of unconsolidated affiliates					109.8
Income tax expense					25.2
Earnings before equity in losses of unconsolidated affiliates					84.6
Equity in losses of unconsolidated affiliates, net of tax					(26.0)
Net earnings					$58.6
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Operating expenses for Corporate and Other includes equity-based compensation, including certain related payroll taxes, of $9.5 million and $12.2 million for the three months ended June 30, 2020 and 2019, respectively, and $21.2 million and $26.1 million for the six months ended June 30, 2020 and 2019, respectively.
(3) Transition and integration costs primarily consists of costs associated with acquisitions.
(4) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.
(5) Transition and integration costs primarily consists of costs associated with acquisitions and expense reduction initiatives.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions)
(Unaudited)

Reconciliation of Revenues to Adjusted Revenues

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues	$293.1	$294.9	$583.8	$578.0
Deferred revenue purchase accounting adjustment	0.2	0.2	0.3	0.3
Adjusted Revenues	$293.3	$295.1	$584.1	$578.3

Reconciliation of Net earnings to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net earnings	$39.1	$32.6	$89.2	$58.6
Depreciation and amortization	58.6	57.5	116.3	114.4
Interest expense, net	13.0	16.7	27.7	31.7
Income tax expense	17.2	14.5	25.4	25.2
Other (income) expense, net	(18.8)	0.5	(18.0)	0.8
Equity in losses of unconsolidated affiliates, net of tax	31.0	12.7	25.4	26.0
Gain on sale of investment in unconsolidated affiliate, net of tax	(5.0)	—	(5.0)	—
EBITDA	135.1	134.5	261.0	256.7
Deferred revenue purchase accounting adjustment	0.2	0.2	0.3	0.3
Equity-based compensation(1)	9.5	12.2	21.2	26.1
Debt and/or equity offering expenses	—	—	0.2	—
Acquisition-related costs	2.5	1.0	3.9	1.9
Expense reduction initiatives	—	—	0.8	—
Adjusted EBITDA	$147.3	$147.9	$287.4	$285.0

Net earnings margin	13.3%	11.1%	15.3%	10.1%
Adjusted EBITDA Margin	50.2%	50.1%	49.2%	49.3%
________________________
(1) Includes accelerated recognition of equity-based compensation expense of $0.2 million and $1.9 million for the six months ended June 30, 2020 and 2019, respectively.

BLACK KNIGHT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Net earnings to Adjusted Net Earnings

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net earnings	$39.1	$32.6	$89.2	$58.6
Equity in losses of unconsolidated affiliates, net of tax	31.0	12.7	25.4	26.0
Gain on sale of investment in unconsolidated affiliate, net of tax	(5.0)	—	(5.0)	—
Depreciation and amortization purchase accounting adjustment (1)	24.7	23.9	48.3	47.2
Deferred revenue purchase accounting adjustment	0.2	0.2	0.3	0.3
Equity-based compensation (2)	9.5	12.2	21.2	26.1
Debt and/or equity offering expenses	—	—	0.2	—
Acquisition-related costs	2.5	1.0	3.9	1.9
Expense reduction initiatives	—	—	0.8	—
Legal matters	(18.7)	0.5	(17.9)	0.7
Income tax expense adjustment	(5.0)	(10.0)	(18.7)	(21.8)
Adjusted Net Earnings	$78.3	$73.1	$147.7	$139.0

Adjusted EPS	$0.52	$0.49	$0.99	$0.94
Weighted average shares outstanding, diluted	150.0	148.5	149.3	148.4
________________________
(1) Components of the depreciation and amortization purchase accounting adjustment are as follows:

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Other intangible assets	$13.4	$14.6	$26.4	$29.1
Computer software	11.3	9.5	22.0	18.5
Property and equipment	0.2	0.2	0.4	0.3
Deferred contract costs	(0.2)	(0.4)	(0.5)	(0.7)
Depreciation and amortization purchase accounting adjustment	$24.7	$23.9	$48.3	$47.2

(2) Includes accelerated recognition of equity-based compensation expense of $0.2 million and $1.9 million for the six months ended June 30, 2020 and 2019, respectively.